Finisar

Designation of Substitute Attorney-in-Fact

Whereas, the undersigned was designated as the attorney-in-fact pursuant to Powers of Attorney ("POA") delivered by certain executive officers and directors of Finisar Corporation ("Finisar") under which the undersigned was authorized to complete, execute and file on behalf of such officers and directors reports on Forms 3, 4 and 5 with the Securities and Exchange Commission;

Whereas, the POAs granted to the undersigned the full power of substitution with respect to the rights and powers set forth in the POAs; and

Whereas, the undersigned desires to exercise the power of substitution and grant to Girija Karumanchi the rights and powers set forth the POAs.

In Witness Whereof, the undersigned hereby designates Girija Karumanchi as substitute attorney-in-fact under the POAs, with the power to exercise the rights and powers set forth in the POAs as fully as the undersigned might or could do, it being understood that the undersigned shall have no responsibility for any actions taken by the substitute attorney-in-fact.

Dated: September 16, 2009

Michelle Vicente-Surnip